EXHIBIT 12

DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                      Nine Months Ended
                                          July 31
                                       1995         1994

Earnings:
   Income (loss) of consolidated
      group before income taxes and
      changes in accounting          $865,480     $669,202
   Dividends received from
      less than fifty percent
      owned affiliates                  1,997        2,062
Fixed charges net of
      capitalized interest            295,848      224,708

      Total earnings                 $1,163,325   $895,972


Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)          $290,605     $220,113

   Portion of rental charges
      deemed to be interest             5,256        4,595

      Total fixed charges            $295,861     $224,708


Ratio of earnings to
   fixed charges **                      3.93         3.99





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EXHIBIT 12
DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                           Year Ended October 31
                                      1994         1993      1992
                                      (In thousands of dollars)
Earnings:
   Income (loss) of consolidated
      group before income taxes and
     changes in accounting          $920,920    $272,345  $43,488
   Dividends received from
      less than fifty percent
      owned affiliates                  2,329      1,706    2,325
   Fixed charges net of
      capitalized interest           310,047     375,238  420,133

     Total earnings                $1,233,296  $649,289  $465,946


Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)        $ 303,080    $369,325 $415,205
   Portion of rental charges
      deemed to be interest            7,008       6,127 $  6,720
      Total fixed charges           $310,088    $375,452 $421,925


Ratio of earnings to
   fixed charges **                    3.98         1.73     1.10
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EXHIBIT 12
DEERE & COMPANY AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                           Year Ended October 31
                                             1991         1990
                                       (In thousands of dollars)
Earnings:
   Income (loss) of consolidated
      group before income taxes and
     changes in accounting                 $(26,176)   $587,528
   Dividends received from
      less than fifty percent
      owned affiliates                       6,229      7,775
   Fixed charges net of
      capitalized interest                  454,092     439,200

     Total earnings                      $  434,145  $1,034,503

Fixed charges:
   Interest expense of con-
      solidated group (includes
      capitalized interest)             $ 451,936    $ 435,217
   Portion of rental charges
      deemed to be interest                 4,088        3,983
      Total fixed charges               $ 456,024    $ 439,200


Ratio of earnings to
   fixed charges **                           *         2.36

The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries plus dividends received from less-than fifty percent owned affiliates. "Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges excluding capitalized interest. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense which is deemed to be representative of the interest factor, and capitalized interest.

* For the year ended October 31, 1991, earnings available for fixed charges coverage were
$22 million less than the amount required for a ratio of earnings to fixed charges of 1.0.

** The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.